Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Portfolio. Accordingly, the following amounts have been reclassified for December 31, 2008. Net assets of the Portfolio were unaffected by the reclassifications. <

                                              Increase to           Increase to
                                          Accumulated Net       Accumulated Net
                                               Investment         Realized Loss
                                                   Income        on Investments
                                        ---------------------------------------
                                                   $7,506                $7,506


Total Return Portfolio

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Portfolio. Accordingly, the following amounts have been reclassified for December 31, 2008. Net assets of the Portfolio were unaffected by the reclassifications.



                                            Reduction to           Reduction to
                                             Accumulated        Accumulated Net
                        Reduction         Net Investment          Realized Loss
               to Paid-in Capital                 Income         on Investments
            -------------------------------------------------------------------
                       $7,841,103             $6,788,186            $14,629,289



Oppenheimer International Growth Fund V/A

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for December 31, 2008. Net assets of the Fund were unaffected by the reclassifications.



                                                                    Increase to
                                                Increase        Accumulated Net
                                      to Accumulated Net          Realized Loss
                                       Investment Income         on Investments
                                -----------------------------------------------
                                                $878,019               $878,019